AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of February 20, 2007, to the Securities Purchase Agreement, dated as of November 26, 2006, by and among Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (“SRGL”), MassMutual Capital Partners LLC, a Delaware limited liability company (“MassMutual”), SRGL Acquisition LLC, a Delaware limited liability company (“Cerberus” and together with MassMutual, “Investors”), as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of January 9, 2007 (collectively, the “Agreement”).  Capitalized terms used herein and not otherwise defined herein have the respective meanings given in the Agreement.

W I T N E S S E T H

WHEREAS, Cerberus has assigned its rights and obligations under the Agreement to SRGL Acquisition, LDC, a Cayman Islands limited duration company;

WHEREAS, the parties desire to amend the Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, the parties agree as follows:

ARTICLE I

AMENDMENTS

1.1

Amendment to Section 1.1.  Section 1.1 of the Agreement is hereby amended by adding the following defined terms:

“Actual Claims” means incurred claims relating to the Denver Block, net of external retrocession, as recorded on the general ledger of SRGL and its relevant Insurance Subsidiaries in accordance with GAAP consistently applied throughout the Mortality Measurement Period in accordance with the accounting policies, practices and methodologies of SRGL as in effect on December 31, 2006 (assuming consistency with GAAP on such date).

“Actual Deviation” means the present value (calculated using a 14% discount rate) determined as of the Closing Date, of Actual Claims less Expected Claims for each calendar quarter in the Mortality Measurement Period.

“A/E Factor” means Actual Claims during the Mortality Measurement Period divided by Expected Claims for the Mortality Measurement Period.

“Assumed Future Deviation” means the A/E Factor minus one, multiplied by the present value (calculated using a 14% discount rate) as of the Closing Date of projected claims for the Denver Block for all calendar quarters following the final calendar quarter of the Mortality Measurement Period, calculated in accordance with the model previously provided to SRGL by Investors, as recalculated to reflect actual in-force business as of the time of such calculation.

“Denver Block” means the individual life reinsurance business of SLD and SLDI reinsured by Subsidiaries of SRGL, as of December 31, 2006, pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 17, 2004, by and among SLD, SLDI, SRGL, Scottish Re (U.S.), Inc. and Scottish Re Life (Bermuda) Limited.  The specific individual life reinsurance business included in the Denver Block will be specified in a schedule to be delivered to the Investors within five business days from the date of this Amendment.

“Expected Claims” means the projected quarterly claims relating to the Denver Block, calculated using the assumptions previously provided to SRGL by Investors, as recalculated to reflect actual in-force business at the beginning of each calendar quarter.

“Mortality Measurement Period” means the period from January 1, 2007 until the earlier of (x) December 31, 2009 and (y) the most recently ended calendar quarter prior to the conversion of the Convertible Shares.

“SLD” means Security Life of Denver Insurance Company, a Colorado insurance company.

“SLDI” means Security Life of Denver International Limited, a Bermuda insurance company.

1.2

Section 9.2 of the Agreement is hereby amended by deleting the phrase “together with the amount described in clause (y) below” in the second parenthetical phrase in clause (x) thereof and replacing it with the following:

“together with the amounts described in clause (y) below and Section 9.7”.

1.3

Section 9.4(a) of the Agreement is hereby amended in its entirety to read as follows:

“Certain Limitations on Indemnification. (a) After the Closing, except with respect to Losses (x) arising out of inaccuracies in or breaches of the representations and warranties contained in the first sentence of Section 3.1 and Sections 3.2 and 3.4, (y) arising out of fraud, bad faith, intentional misrepresentation or intentional omission by SRGL, or (z) indemnified pursuant to Section 9.2(y) or Section 9.7, SRGL shall not be required to indemnify Investor Indemnitees for Losses under Section 9.2(x)(a) (i) until the aggregate amount of all such Losses exceeds 1% (or 2% only in the case of Losses arising out of inaccuracies in or breaches of the representations and warranties contained in Section 3.10) of the Aggregate Consideration (the “Threshold”), in which event SRGL shall be responsible for all Losses from the first dollar of such Losses, whether or not in excess of the Threshold or (ii) for Losses in the aggregate in excess of $100,000,000 (or $125,000,000 only in the case of Losses arising out of

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inaccuracies in or breaches of the representations and warranties contained in Section 3.10 and attributable or related to, or discovered in any currently notified or pending audit or Proceeding of any Governmental Entity, as the same may be expanded in scope following the date of this Agreement) (the “Cap”).”

1.4

Article IX of the Agreement is hereby amended by adding the following text as new Section 9.7:

SECTION 9.7.  Mortality Indemnification.  Not more than 120 days after the end of the Mortality Measurement Period, Investors shall be entitled to bring a claim for indemnification pursuant to this Section 9.7, and SRGL shall indemnify Investors for any Losses determined pursuant to this Section 9.7 upon receipt of such claim and in accordance with Section 9.4(c).  If the A/E Factor for the Mortality Measurement Period is less than or equal to 1, there shall not have been a Loss pursuant to this Section 9.7.  If the A/E Factor during the Mortality Measurement Period is greater than 1, the amount of the Loss (which, for purposes of the Convertible Shares Certificate of Designations, shall be considered a diminution in value of, or other loss to, SRGL; provided that the amount of Losses shall be determined by an independent actuarial firm of national reputation to be selected by the Independent Committee specified in Section 9.6) shall be the sum of Actual Deviation plus Assumed Future Deviation.  The maximum liability of SRGL under this Section 9.7 for such Losses in the aggregate shall be $68,500,000.  Investors shall only be entitled to make one claim for indemnification pursuant to this Section 9.7, and shall not otherwise be entitled to seek indemnification in respect of adverse mortality experience pursuant to any other provision of  Article IX to the extent that Investors have received indemnification for such Losses pursuant to this Section 9.7.  The foregoing indemnity, however, shall be in addition to, and not a limitation on, the other rights of indemnification provided in this Article IX.

ARTICLE II

MISCELLANEOUS

  2.1

Effectiveness; Confirmation of Other Provisions.  This Amendment shall become effective as of the date hereof.  Except as modified hereunder, all other terms and provisions of the Agreement are hereby confirmed and ratified in all respects, and this Amendment shall be without prejudice to any other rights and remedies of SRGL or the Investors under the Agreement or the other Transaction Documents.

2.2

Counterparts.  This Amendment may be executed in one or more counterparts, all of which will constitute one and the same instrument.

2.3

Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

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[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

SCOTTISH RE GROUP LIMITED

By: /s/ Paul Goldean Name: Paul Goldean Title President and CEO

MASSMUTUAL CAPITAL PARTNERS LLC

By: /s/ Larry Port Name: Larry Port Title Managing Director

SRGL ACQUISITION, LDC By: Cerberus International, Ltd., as Director By: Partridge Hill Overseas Management, LLC, its Investment Manager

By: /s/ Seth Plattus Name: Seth Plattus Title Managing Director